As filed with the Securities and Exchange Commission on October 27, 2004
                                                                                                                                                                  Registration No. 333-117848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-11

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

U-Store-It Trust

(Exact Name of Registrant as Specified in Governing Instruments)

6745 Engle Road
Suite 300
Cleveland, OH 44130
(440) 234-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven G. Osgood
President and Chief Financial Officer
U-Store-It Trust
6745 Engle Road
Suite 300
Cleveland, OH 44130
(440) 234-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq.	Benjamin R. Weber, Esq.
David W. Bonser, Esq.	William G. Farrar, Esq.
Thomas C. Morey, Esq.	SULLIVAN & CROMWELL LLP
HOGAN & HARTSON L.L.P.	125 Broad Street
555 Thirteenth Street, N.W.	New York, NY 10004
Washington, D.C. 20004-1109	(212) 558-4000
(202) 637-5600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ File No. 333-117848

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

          This Post-Effective Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-117848) is filed solely to add an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

     The following table itemizes the expenses expected to be incurred by the Company in connection with this offering. All amounts are estimated except for the SEC registration fee and the NASD fee.

SEC registration fee	$68,103
NASD fee	30,500
New York Stock Exchange Listing Fee	200,000
Printing and engraving expenses	450,000
Legal fees and expenses	2,250,000
Accounting fees and expenses	1,850,000
Blue Sky fees and expenses (including legal fees)	1,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous	120,397
Total	$5,000,000

Indemnification Insurance Costs (see Item 34)	400,000

Item 32. Sales to Special Parties

          At our request, the underwriters have reserved for sale at the initial public offering price up to 750,000 shares, or approximately 3% of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers or employees or who are otherwise associated with our company. We do not know if these persons will choose to purchase all or any portion of these reserved common shares, but any purchases they do make will reduce the number of shares available for sale to the general public. Any reserved shares not so purchased in the directed share program will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any trustees, employees or other persons purchasing such reserved common shares will be prohibited from selling such shares for a period of 180 days from the date of this prospectus, unless they have already agreed not to sell such shares for a period of 270 days from the date of this prospectus. The common shares issued in connection with the directed share program will be issued as part of the underwritten offering.

Item 33. Recent Sales of Unregistered Securities

          Upon our formation, High Tide LLC was issued 100 common shares for total consideration of $1,500 in cash in order to provide our initial capitalization. High Tide LLC will be reorganized as a Maryland real estate investment trust through a merger into us pursuant to a reorganization and merger agreement. Upon completion of this merger, these shares will be canceled and retired without payment of any consideration therefor. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

          In connection with our formation transactions, units of limited partnership in our operating partnership and common shares will be issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets as follows:

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, will receive approximately 151,000 shares (with a value of approximately $2.4 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which are existing partners of our operating partnership, into us;

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, will receive approximately 3.9 million shares (with a value of approximately $62.7 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which are existing partners of our operating partnership, into us;

•	Barry L. Amsdell, one of our trustees, will receive approximately 151,000 shares (with a value of approximately $2.4 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which are existing partners of our operating partnership, into us;

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, will receive approximately 3.9 million shares (with a value of approximately $62.7 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which are existing partners of our operating partnership, into us;

•	Todd C. Amsdell, our Chief Operating Officer, will receive approximately 430,000 shares (with a value of approximately $6.9 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which are existing partners of our operating partnership, into us; and

•	Amsdell Entities owned and controlled by Robert J. Amsdell and Barry L. Amsdell will receive approximately 1.1 million operating partnership units (with a value of approximately $18.1 million) as a result of the contribution of three facilities to our operating partnership and the reorganization of our operating partnership, and we will assume approximately $10.4 million of indebtedness of these Amsdell Entities.

          All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement. The issuance of such units and shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34. Indemnification of Directors and Officers

          The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

          The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

     Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35. Treatment of Proceeds from Stock Being Registered

          None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(b)	Exhibits

Exhibit No.

1.1†	Form of Underwriting Agreement.
3.1†	Form of Declaration of Trust of the Company.
3.2†	Bylaws of the Company.
4.1†	Form of Common Share Certificate.
5.1†	Opinion of Hogan & Hartson L.L.P. regarding the validity of certain of the securities being registered.
5.2	Opinion of Hogan & Hartson L.L.P. regarding the validity of certain of the securities being registered.
8.1†	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10.1†	Form of Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P.
10.2†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Robert J. Amsdell, as Trustee.
10.3†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Amsdell Holdings I, Inc.
10.4†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Amsdell and Amsdell.
10.5†	Agreement and Plan of Merger and Reorganization dated as of July 30, 2004 by and between the Company and High Tide LLC.
10.6†	Agreement and Plan of Merger dated as of July 30, 2004 by and between the Company and
Amsdell Partners, Inc.
10.7†	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide
LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/ Amsdell I Limited
Partnership.
10.8†	Form of Stock Purchase Agreement by and among the Company, Robert J. Amsdell, Barry L.
Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4,
1998, and

the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of U-Store-It Mini Warehouse Co.
10.9†	Form of Marketing and Ancillary Services Agreement by and among U-Store-It Mini Warehouse
Co., U-Store-It, L.P. and Rising Tide Development, LLC.
10.10†	Form of Property Management Agreement by and between YSI Management LLC and Rising Tide
Development, LLC.
10.11†	Form of Option Agreement by and between the Company and Rising Tide Development, LLC.
10.12†	Form of Registration Rights Agreement by and among the Company and the parties listed on
Schedule I thereto.
10.13†	Form of Indemnification Agreement with officers and trustees.
10.14†	Form of Office Lease by and between U-Store-It Mini Warehouse Co. and Amsdell and Amsdell.
10.15†	Form of Loan Agreement by and between the Company and Lehman Brothers Bank, FSB or Lehman
Brothers Holdings Inc.
10.16†	Form of Revolving Credit Facility.
10.17†	Purchase and Sale Agreement dated as of August 13, 2004 by and between Acquiport/Amsdell
I Limited Partnership and Metro Storage LLC.
10.18†	Amendment to Purchase and Sale Agreement dated as of September 8, 2004 by and between
Acquiport/Amsdell I Limited Partnership and Metro Storage LLC.
10.19†	Form of Employment Agreement by and between the Company and Robert J. Amsdell.
10.20†	Form of Employment Agreement by and between the Company and Steven G. Osgood.
10.21†	Form of Employment Agreement by and between the Company and Todd C. Amsdell.
10.22†	Form of Employment Agreement by and between the Company and Tedd D. Towsley.
10.23†	Form of Noncompetition Agreement by and between the Company and Robert J. Amsdell.
10.24†	Form of Noncompetition Agreement by and between the Company and Steven G. Osgood.
10.25†	Form of Noncompetition Agreement by and between the Company and Todd C. Amsdell.
10.26†	Form of Noncompetition Agreement by and between the Company and Tedd D. Towsley.
10.27†	Form of Noncompetition Agreement by and between the Company and Barry L. Amsdell.
10.28†	Form of 2004 Equity Incentive Plan of the Company.
10.29†	Form of Contributor Indemnity Agreement among U-Store-It, L.P., Robert J. Amsdell, Barry
L. Amsdell, Todd C. Amsdell, Amsdell and Amsdell, Amsdell Holdings I, Inc. and Robert J.
Amsdell, Trustee.
15.1†	Letter from Deloitte & Touche LLP regarding Unaudited Interim Financial Information.
21.1†	List of Subsidiaries of the Company.
23.1†	Consent of Deloitte & Touche LLP.
23.2†	Consent of McGladrey & Pullen, LLP.
23.3†	Consent of Timpson Garcia, LLP.
23.4†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
23.5†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1).
23.6	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.2).
24.1†	Power of Attorney (included on the Signature Page at page II-5 of the Registration
Statement filed with the Securities and Exchange Commission on August 2, 2004).
99.1†	Consent of Thomas A. Commes to be named as a trustee nominee.
99.2†	Consent of John C. Dannemiller to be named as a trustee nominee.
99.3†	Consent of William M. Diefenderfer III to be named as a trustee nominee.
99.4†	Consent of Harold S. Haller to be named as a trustee nominee.
99.5†	Consent of David J. LaRue to be named as a trustee nominee.
99.6†	Consent of McGraw-Hill Construction.

†	Previously filed.

Item 37. Undertakings

          (a) The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on October 27, 2004.

U-STORE-IT TRUST

/s/ Robert J. Amsdell

By: Robert J. Amsdell
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Chairman of the Board of Trustees	October 27, 2004
/s/ Robert J. Amsdell	and Chief Executive Officer
Robert J. Amsdell	(Principal Executive Officer)

/s/ Steven G. Osgood	President and Chief Financial Officer	October 27, 2004

Steven G. Osgood	(Principal Financial Officer)

/s/ Tedd D. Towsley	Vice President and Treasurer	October 27, 2004

Tedd D. Towsley	(Principal Accounting Officer)

*	Trustee	October 27, 2004

Barry L. Amsdell

	Trustee	October 27, 2004

William M. Diefenderfer

* By:

/s/ Robert J. Amsdell

Robert J. Amsdell
by power of attorney

EXHIBIT INDEX

Exhibit No.

1.1†	Form of Underwriting Agreement.
3.1†	Form of Declaration of Trust of the Company.
3.2†	Bylaws of the Company.
4.1†	Form of Common Share Certificate.
5.1†	Opinion of Hogan & Hartson L.L.P. regarding the validity of certain of the securities being registered.
5.2	Opinion of Hogan & Hartson L.L.P. regarding the validity of certain of the securities being registered.
8.1†	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10.1†	Form of Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P.
10.2†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Robert J. Amsdell, as Trustee.
10.3†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Amsdell Holdings I, Inc.
10.4†	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/ Amsdell I
Limited Partnership and Amsdell and Amsdell.
10.5†	Agreement and Plan of Merger and Reorganization dated as of July 30, 2004 by and between the Company and High Tide LLC.
10.6†	Agreement and Plan of Merger dated as of July 30, 2004 by and between the Company and
Amsdell Partners, Inc.
10.7†	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide
LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/ Amsdell I Limited
Partnership.
10.8†	Form of Stock Purchase Agreement by and among the Company, Robert J. Amsdell, Barry L.
Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4,
1998, and the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of U-Store-It Mini Warehouse Co.
10.9†	Form of Marketing and Ancillary Services Agreement by and among U-Store-It Mini Warehouse
Co., U-Store-It, L.P. and Rising Tide Development, LLC.
10.10†	Form of Property Management Agreement by and between YSI Management LLC and Rising Tide
Development, LLC.
10.11†	Form of Option Agreement by and between the Company and Rising Tide Development, LLC.
10.12†	Form of Registration Rights Agreement by and among the Company and the parties listed on
Schedule I thereto.
10.13†	Form of Indemnification Agreement with officers and trustees.
10.14†	Form of Office Lease by and between U-Store-It Mini Warehouse Co. and Amsdell and Amsdell.
10.15†	Form of Loan Agreement by and between the Company and Lehman Brothers Bank, FSB or Lehman
Brothers Holdings Inc.
10.16†	Form of Revolving Credit Facility.
10.17†	Purchase and Sale Agreement dated as of August 13, 2004 by and between Acquiport/Amsdell
I Limited Partnership and Metro Storage LLC.
10.18†	Amendment to Purchase and Sale Agreement dated as of September 8, 2004 by and between
Acquiport/Amsdell I Limited Partnership and Metro Storage LLC.
10.19†	Form of Employment Agreement by and between the Company and Robert J. Amsdell.
10.20†	Form of Employment Agreement by and between the Company and Steven G. Osgood.
10.21†	Form of Employment Agreement by and between the Company and Todd C. Amsdell.
10.22†	Form of Employment Agreement by and between the Company and Tedd D. Towsley.
10.23†	Form of Noncompetition Agreement by and between the Company and Robert J. Amsdell.
10.24†	Form of Noncompetition Agreement by and between the Company and Steven G. Osgood.
10.25†	Form of Noncompetition Agreement by and between the Company and Todd C. Amsdell.
10.26†	Form of Noncompetition Agreement by and between the Company and Tedd D. Towsley.
10.27†	Form of Noncompetition Agreement by and between the Company and Barry L. Amsdell.

10.28†	Form of 2004 Equity Incentive Plan of the Company.
10.29†	Form of Contributor Indemnity Agreement among U-Store-It, L.P., Robert J. Amsdell, Barry
L. Amsdell, Todd C. Amsdell, Amsdell and Amsdell, Amsdell Holdings I, Inc. and Robert J.
Amsdell, Trustee.
15.1†	Letter from Deloitte & Touche LLP regarding Unaudited Interim Financial Information.
21.1†	List of Subsidiaries of the Company.
23.1†	Consent of Deloitte & Touche LLP.
23.2†	Consent of McGladrey & Pullen, LLP.
23.3†	Consent of Timpson Garcia, LLP.
23.4†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
23.5†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1).
23.6	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.2).
24.1†	Power of Attorney (included on the Signature Page at page II-5 of the Registration
Statement filed with the Securities and Exchange Commission on August 2, 2004).
99.1†	Consent of Thomas A. Commes to be named as a trustee nominee.
99.2†	Consent of John C. Dannemiller to be named as a trustee nominee.
99.3†	Consent of William M. Diefenderfer III to be named as a trustee nominee.
99.4†	Consent of Harold S. Haller to be named as a trustee nominee.
99.5†	Consent of David J. LaRue to be named as a trustee nominee.
99.6†	Consent of McGraw-Hill Construction.

†	Previously filed.